First Amendment
to the Transfer Agency and Service Agreement
Dated December 3, 2004,
by and among
California Investment Trust and California Investment Trust II and
ALPS Mutual Funds Services, Inc.

THIS AMENDMENT is made as of September 1, 2006, by and between CALIFORNIA INVESTMENT TRUST AND CALIFORNIA INVESTMENT TRUST II, (individually a “Trust” and collectively the “Trusts”) and ALPS MUTUAL FUNDS SERVICES, INC. (“ALPS”).

WHEREAS, the Trusts and ALPS have entered into a Transfer Agency and Service Agreement (the “Agreement”) dated December 3, 2004.

WHEREAS, the Trusts are being consolidated into one single Delaware Statutory Trust as of January 1, 2007.

WHEREAS, the Trusts and ALPS wish to modify the Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.
Consolidation of Trusts. Effective January 1, 2007, all references to  “California Investment Trust” and “California Investment Trust  II” should be deleted and replaced with a single reference to “California Investment Trust”.

2.	Change in incorporation. Effective January 1, 2007, all references to the Trusts as “Massachusetts business trusts” should be deleted and replaced with “Delaware statutory trusts.”

2.	Name Change. All references to “ALPS Mutual Funds Services, Inc. should be deleted and replaced with “ALPS Fund Services, Inc.”

3.
Miscellaneous. Other than as amended hereby, all terms and conditions of the Agreement and related amendments are unchanged and remain in full force and, effect. This Amendment shall be deemed to be an amendment to the Agreement and shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

CALIFORNIA INVESTMENT TRUST	CALIFORNIA INVESTMENT TRUST II
By: /s/ Stephen C. Rogers	By: /s/ Stephen C. Rogers
Name: Stephen C. Rogers	Name:
Title: President	Title:

ALPS FUND SERVICES., 1NC.

By: /s/ Jeremy O. May
Name: Jeremy O. May
Title: Managing Director